          THIS DOCUMENT IS A COPY OF THE SCHEDULE 13G AMENDMENT NO. 1
               FILED ON FEBRUARY 18, 1997 PURSUANT TO A RULE 201
                         TEMPORARY HARDSHIP EXEMPTION.


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)


                         UNISON HEALTHCARE CORPORATION
                                (Name of Issuer)


                                  COMMON STOCK
                         (Title of Class of Securities)


                                   909196107
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

CUSIP NO. 909196107                13G                  Page 2 of 4 Pages

 1  NAME OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        Bruce H. Whitehead

 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                (a) [ ]
                                                                (b) [ ]

 3  SEC USE ONLY



 4  CITIZENSHIP OR PLACE OF ORGANIZATION
    United States

     NUMBER OF         5        SOLE VOTING POWER
      SHARES
    BENEFICIALLY                 463,337*
     OWNED BY
        EACH           6        SHARED VOTING POWER
      REPORTING
       PERSON
        WITH           7        SOLE DISPOSITIVE POWER

                                 463,337*

                       8        SHARED DISPOSITIVE POWER


 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    463,337

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
    EXCLUDES CERTAIN SHARES (See Instructions)                      [ ]

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9



12  TYPE OF REPORTING PERSON (See Instructions)

    IN

*Includes 458,089 shares issued to Whitehead Family Investments, Ltd. ("WFI") upon conversion of convertible debenture issued by Unison HealthCare Corporation in its acquisition of BritWill HealthCare Company. Mr. Whitehead has sole voting and investment power with respect to shares held by WFI.

ITEM 1(a)       NAME OF ISSUER:

                Unison HealthCare Corporation

ITEM 1(b)       ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                8800 North Gainey Center Drive, Suite 245,
                Scottsdale, Arizona 85258

ITEM 2(a)       NAME OF PERSON FILING:

                Bruce H. Whitehead

ITEM 2(b)       ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                8111 Preston Road, Suite 425,
                Dallas, Texas 75225

ITEM 2(c)       CITIZENSHIP:

                United States

ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                Common Stock

ITEM 2(e)       CUSIP NUMBER:

                909196107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                Not Applicable

ITEM 4.         OWNERSHIP

                AT DECEMBER 31, 1996:

                (a)  AMOUNT BENEFICIALLY OWNED:  463,337

                (b)  PERCENT OF CLASS:  8.39%

                (c)  SEE ITEMS 5-8 ON COVER PAGE

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                Not Applicable

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                Not applicable

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                Not applicable

ITEM 9.         DISSOLUTION OF GROUP

                Not applicable

ITEM 10.        CERTIFICATION

                Not applicable

                                   SIGNATURE

        After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

       February 14, 1997
-------------------------------
Date


/s/ Bruce H. Whitehead
-------------------------------
Signature


    Bruce H. Whitehead
------------------------------
Name/Title


                                  PAGE 4 OF 4